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                                                                  EXHIBIT 10.117

                           WAIVER TO LOAN AGREEMENT

          This WAIVER ("First Waiver") is between CASINO USA, INC., a California corporation ("Casino"), and SMART & FINAL INC., a Delaware corporation ("Company"), based upon the following facts:

          A. Reference is made to that certain LOAN AGREEMENT ("Agreement") dated as of November 13, 1998 by and between Company and Casino; and

          B. Company anticipates that it will incur a net loss when reporting its consolidated earnings for the fourth fiscal quarter of 1998; and

          C. Such a loss may place Company in violation of the financial covenants included in Section 6 of the Agreement; and

          D. Casino and Company now mutually desire to enter into this Waiver to waive, until reporting by the Company of its consolidated earnings for the second fiscal quarter of 1999, any default which may occur and be continuing, under Section 8 (b) of the Agreement.


          NOW, THEREFORE, based on the foregoing, and in consideration of the mutual promises contained below and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

          1.  Waiver to Loan Agreement.  Effective as of the date hereof, and
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subject to the satisfaction of the conditions in Section 2 hereof, Casino hereby waives any Default under Section 8 (b) of the Agreement until such time as the Company reports its consolidated earnings for the second fiscal quarter of 1999, or August 31, 1999, whichever date occurs first.

          2.  Conditions to Effectiveness.  This Waiver shall be effective when
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executed by both Casino and Company.


          3. Counterparts. This Waiver may be executed in counterparts, each of
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which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Waiver by telefax shall be effective as delivery of a manually executed counterpart of this Waiver.

          4.  Governing Law. This Waiver shall be governed by, and construed in
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accordance with, the laws of the State of California.

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          5.   Terms and Conditions.  Other terms and conditions of this
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Agreement will remain in effect during the term of this waiver unless the interest rate on the Company's bank loan Agreement is increased in which case, the interest rate on this loan Agreement will increase by a like percentage.

          IN WITNESS WHEREOF, the parties hereto have each caused this Waiver to be duly executed by their respective officers thereunto duly authorized.


For "Casino":

CASINO USA, INC.,
a California corporation



By:  /s/ Pierre Bouchut    Date:   February 17, 1999
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Title:  Groupe Casino General Manager



For "Company":

SMART & FINAL INC.,
a Delaware corporation



By:  /s/ Martin A. Lynch    Date:   February 17, 1999
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Title:  Executive Vice President

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